April 30, 2012

Eagle Rock Reports Incident at its Phoenix-Arrington Ranch Processing Plant

HOUSTON - Eagle Rock Energy Partners, L.P. (the “Partnership”) (Nasdaq: EROC) today reported an incident at its Phoenix- Arrington Ranch processing facility in the Texas Panhandle. The Partnership has confirmed that no injuries or fatalities occurred in connection with the incident. Production to the facility has been shut-in while a fire is allowed to burn out.
Local emergency response personnel are on-site, and the Partnership is currently in the process of assessing the damage incurred at the facility. The Partnership will provide further updates when available.

About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts:
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations